                         CONSENT OF INDEPENDENT AUDITORS


     The Board of Directors and Stockholders
     Revlon, Inc.:


     We consent to the incorporation by reference in this registration statement on Form S-8 of Revlon, Inc. of our report dated March 28, 2001, relating to the consolidated balance sheets of Revlon, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the related statements of operations, stockholders' deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Revlon, Inc.





     New York, New York
     October 8, 2001